NOBLE CORPORATION
TIME-VESTED CASH AWARD (RETENTION)
THIS INSTRUMENT (this “Instrument”), made effective as of the _______________, by Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (the “Company”) evidences the time-vested Cash Award (as defined in the Plan) granted hereunder to _______________ (“Employee”) and sets forth the restrictions, terms and conditions that apply thereto.
W I T N E S S E T H:
WHEREAS, the committee (the “Committee”) acting under the Noble Corporation 2015 Omnibus Incentive Plan, as amended (the “Plan”), has determined that it is desirable to grant a time-vested Cash Award to Employee pursuant to the Plan; and
WHEREAS, pursuant to the Plan, the Committee has determined that the time-vested Cash Award so granted shall be subject to the restrictions, terms and conditions set forth in this Instrument;
NOW, THEREFORE, a time-vested Cash Award is hereby granted to Employee as follows:
1.Time-Vested Cash Award. On the terms and conditions and subject to the restrictions, including forfeiture, hereinafter set forth, the Company hereby grants a $__________________ Cash Award (the “Awarded Cash Amount”) to Employee pursuant to the Plan. The Awarded Cash Amount is being granted to Employee effective as of the date of this Instrument (the “Effective Date”) and shall vest or be forfeited in accordance with (and otherwise be subject to) the provisions of this Instrument.
2.    Vesting and Forfeiture in General. Except as set forth in Section 3 of this Instrument, the applicable portion of the Awarded Cash Amount shall vest and the forfeiture restrictions applicable thereto under this Instrument shall terminate in accordance with the provisions of the attached Schedule I, provided that Employee remains continuously employed by the Company or an affiliate thereof from the Effective Date to the applicable date of vesting. Any portion of the Awarded Cash Amount that has not already vested (“Outstanding Awarded Cash Amount”) shall be forfeited by Employee upon the termination of Employee’s employment with the Company or an affiliate thereof for any reason other than by reason of (i) the Company’s termination of Employee’s employment for reasons other than for Cause (as defined below) (a “Non-Cause Termination”) or (ii) Employee’s termination of Employee’s employment for Good Reason (as defined below) but solely in the event that the Trigger Event (as defined below) has occurred on or before such date of such termination for Good Reason (the events described in clauses (i) and (ii) above each being a “Qualifying Termination”). For purposes of this Instrument, transfers of employment without interruption of service between or among the Company and any of its affiliates shall not be considered a termination of employment.
(a)    For purposes of this Instrument, “Cause” shall mean (i) the willful and continued failure of Employee to perform substantially Employee’s duties for the Company (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness); or (ii) the willful engaging by Employee in illegal conduct or gross misconduct that is materially and demonstrably detrimental to the Company and/or its affiliates, monetarily or otherwise. For purposes of this provision, no act, or failure to act, on the part of Employee shall be considered “willful” unless done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, upon the instructions of the Chief Executive Officer or another senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company and its affiliates.
(b)    For purposes of this Instrument, “Employment Agreement” shall mean any employment agreement that is based on, or similar to, a form of a “Restated Employment Agreement” that is included as an exhibit to the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.
(c)    For purposes of this Instrument, “Good Reason” shall mean any of the following (without Employee’s express written consent): (i) a material diminution in Employee’s base salary or (ii) the Company’s requiring Employee to be based at any office or location more than 50 miles from Employee’s principal office or location. Notwithstanding the foregoing, Employee shall not have the right to terminate Employee’s employment hereunder for Good Reason unless (1) within 60 days of the initial existence of the condition or conditions giving rise to such right Employee provides written notice to the Corporate Secretary of the Company of the existence of such condition or conditions, and (2) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice (the “Cure Period”). If any such condition is not remedied within the Cure Period, Employee must terminate Employee’s employment with the Company within a reasonable period of time, not to exceed 30 days, following the end of the Cure Period.
(d)    For purposes of this Instrument, “Trigger Event” shall mean the commencement of the “Employment Term” (as defined in the Employment Agreement of one or more of the Company’s Named Executive Officers named in the Company’s most recent Proxy Statement filed with the U.S. Securities and Exchange Commission) or similar event, irrespective of whether Employee is subject to an Employment Agreement.
3.    Acceleration of Vesting.
(a)    Except as set forth in this Section 3(a) and in Section 3(b) of this Instrument, any Outstanding Awarded Cash Amount shall become fully vested and no longer subject to any forfeiture restrictions under this Instrument if Employee’s employment with the Company or an affiliate thereof terminates by reason of his or her Qualifying Termination; provided, however, that in the event such Qualifying Termination constitutes a Non-Cause Termination that occurs prior to the Trigger Event, the Outstanding Awarded Cash Amount due to such Employee shall be equal to the Awarded Cash Amount granted hereunder multiplied by a fraction, (i) the numerator of which is the number of calendar months that have elapsed from the date of the effectiveness of this Instrument to the date of Employee’s termination due to such Non-Cause Termination (counting a month as having elapsed if the Employee was employed by the Company or an affiliate thereof on the last business day of the month) and (ii) the denominator of which is 34; provided further, that the amount actually paid to the Employee in respect of such Non-Cause Termination shall be reduced by the amount of the Awarded Cash Amount that has previously vested in respect of such Employee, if any.
(b)    This Section 3(b) shall apply in the event Employee is, or hereafter becomes, subject to an Employment Agreement. In the event Employee is, or hereafter becomes, subject to an Employment Agreement, then, except as provided in the following sentence, the provisions of Section 2 and this Section 3 regarding Qualifying Termination shall cease to apply as of the commencement of the Trigger Event, such that, no accelerated vesting of any Outstanding Awarded Cash Amount shall occur as a result of any Qualifying Termination that occurs on or after the commencement of the Trigger Event. Furthermore, no provision of any plan, Employment Agreement or other agreement or arrangement pertaining to Employee and the Company or an affiliate thereof (“Relevant Agreement”) shall cause any such Outstanding Awarded Cash Amount to vest on an accelerated basis in connection with a Qualifying Termination that occurs on or after the commencement of such Trigger Event, unless, prior to such Trigger Event, this Section 3(b) is amended (in writing), a Relevant Agreement that is in effect as of the date hereof is amended (in writing), or a Relevant Agreement is first prepared (in writing) after the date hereof to specifically provide for such vesting. For the avoidance of doubt, nothing in this Section 3(b) shall prevent any Outstanding Awarded Cash Amount from vesting, if the Employee otherwise meets the requirements for such vesting hereunder by continued employment with the Company or any affiliate thereof after the occurrence of a Trigger Event.
4.    Payment of the Cash Award; Other Forfeiture. As soon as practicable following the date any Outstanding Awarded Cash Amount vests (but no later than the end of the calendar year in which vesting occurs or, if later, 2.5 months after vesting), the Company shall, subject to Section 6 herein, pay Employee, in cash, the relevant dollar amount that corresponds to such vested Outstanding Awarded Cash Amount in settlement thereof. Notwithstanding any provision herein to the contrary, in the event Employee’s employment with the Company or an affiliate thereof terminates following the vesting, and prior to the payment, of any Outstanding Awarded Cash Amount, then Employee shall forfeit any and all rights to receive such payment (and no such payment shall be made to Employee) if such termination of employment occurs by reason of the Company’s termination of Employee’s employment for Cause.
5.    No Shareholder Related Rights. For the avoidance of doubt, the Cash Award granted hereunder is not a Stock Award and does not otherwise relate to Shares for purposes of the Plan. Accordingly, the grant of the Cash Award hereunder shall confer no rights as a shareholder of the Company or any similar rights to Employee as a result of receiving such grant, including, without limitation, voting rights or the right to receive dividends and distributions as a shareholder or the right to receive Dividend Equivalents with respect to such Cash Award.
6.    Withholding Taxes. The Company may withhold from any amounts payable under this Instrument such federal, state, local, foreign or other taxes of any kind that are required to be withheld pursuant to any applicable law or regulation.
7.    Non-Assignability. This Instrument is not assignable or transferable by Employee. No right or interest of Employee under this Instrument or the Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except pursuant to a qualified domestic relations order within the meaning of Section 414(p) of the Code or a similar domestic relations order under applicable foreign law, either in such form as is acceptable to the committee), and no such right or interest shall be liable for or subject to any debt, obligation or liability of Employee.
8.    Defined Terms; Plan Provisions. Unless the context clearly indicates otherwise, the capitalized terms used (and not otherwise defined) in this Instrument shall have the meanings assigned to them under the provisions of the Plan. The Awarded Cash Amount subject to this Instrument shall be governed by and subject to all applicable provisions of the Plan. This Instrument is subject to the Plan, and the Plan shall govern where there is any inconsistency between the Plan and this Instrument.
9.    Governing Law. This Instrument shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws thereof, except to the extent Texas law is preempted by federal law of the United States or by the laws of England and Wales.
10.    Binding Effect. This Instrument shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.
11.    Prior Communications; Amendment. This Instrument, together with any Schedules and Exhibits and any other writings referred to herein or delivered pursuant hereto, evidences the Award granted hereunder, which shall be subject to the restrictions, terms and conditions hereof, and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof. To the fullest extent provided by applicable law, this Instrument may only be amended, modified and supplemented in accordance with the applicable terms and conditions set forth in the Plan. The provisions of Sections 2 and 3 of this Instrument shall be the exclusive means by which the Awarded Cash Amount and/or any Outstanding Awarded Cash Amount shall vest, and no provision of any plan, Employment Agreement or other agreement or arrangement pertaining to Employee and the Company or an affiliate shall cause the Awarded Cash Amount and/or any Outstanding Awarded Cash Amount to vest under circumstances that are not described in Sections 2 and 3 of this Instrument except to the extent Section 2 or 3 herein is amended in writing by the parties to provide for such vesting.
12.    Notices; Confidentiality. Subject to the last paragraph of this Section 12, all notices and other communications hereunder shall be in writing and shall be deemed given if directed in the manner specified below, to the parties at the following addresses and numbers:
(a)    If to the Company, when delivered by hand, confirmed fax or mail (registered or certified mail with postage prepaid) to:
Noble Corporation plc
10 Brook Street
London, W1S 1BG
England
Attention: Corporate Secretary

Fax: 281-596-4486

With a copy to:

Chairman of Compensation Committee
c/o Noble Corporation plc
10 Brook Street
London, W1S 1BG
England
Fax: 281-596-4486
(b)    If to Employee, when delivered by hand, confirmed fax or mail (registered or certified mail with postage prepaid) to:
The last known address and number for Employee as maintained in the personnel records of the Company

For purposes of this Section 12, the Company shall provide Employee with written notice of any change of the Company’s address, and Employee shall be responsible for providing the Company with proper notice of any change of Employee’s address pursuant to the Company’s personnel policies, and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.
All compensation related information with respect to Employee and similarly situated individuals is to be treated with the highest level of confidentiality. Notwithstanding anything herein to the contrary, Employee agrees that Employee shall not disclose or discuss this Cash Award with anyone other than Tom Madden in the Company’s Sugar Land Office (281-276-6142), it being understood that Employee may disclose or discuss this Cash Award with Employee’s spouse. Furthermore, Employee may disclose or discuss this Cash Award with Employee’s legal and financial advisors with all costs and expenses related thereto being borne by Employee.
13.    Severability. If any provision of this Instrument is held to be unenforceable, this Instrument shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects the restrictions, terms and conditions set forth in this Instrument shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.
14.    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Instrument, and shall not affect in any manner the meaning or interpretation of this Instrument.
15.    Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

16.    References. The words “this Instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Instrument as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include,” “includes” and “including” are used in this Instrument, such words shall be deemed to be followed by the words “without limitation.”
17.    Unfunded Awards. The Cash Award made under this Instrument are unfunded and unsecured obligations and rights to provide or receive compensation in accordance with the provisions hereof, and to the extent that Employee acquires a right to receive compensation from the Company or an affiliate pursuant to this Instrument, such right shall be no greater than the right of any unsecured general creditor of the Company or such affiliate.
18.    Compliance with Code Section 409A. The compensation payable to or with respect to Employee pursuant to the Awarded Cash Amount is intended to be compensation that is not subject to the tax imposed by Code Section 409A, and this Instrument shall be administered and construed to the fullest extent possible to reflect and implement such intent.
IN WITNESS WHEREOF, the Company has signed and delivered this Instrument as of the date first above written.
NOBLE CORPORATION PLC
/s/ William E. Turcotte
William E. Turcotte
Senior Vice President, General Counsel
and Corporate Secretary

SCHEDULE I
NOBLE CORPORATION
RESTRICTED PERIODS
FOR AWARD OF TIME-VESTED CASH AWARD
The Committee has determined that the following specified restricted time periods shall be applicable to the Awarded Cash Amount granted pursuant to this Instrument:
1.    Restricted Periods.

(i)	One-half of the Awarded Cash Amount ($________) shall vest and no longer be subject to forfeiture on December 31, 2020; and

(ii)	One-half of the Awarded Cash Amount ($________) shall vest and no longer be subject to forfeiture on December 31, 2021.

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